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                                                                    Exhibit 10.1

                                                                    [LETTERHEAD]
PRESS RELEASE
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BUSINESS & FINANCIAL EDITORS                         FREDRICKA TAUBITZ
                                                     Executive Vice President
FOR IMMEDIATE RELEASE                                & Chief Financial Officer


              ZENITH ANNOUNCES ADDITIONAL RISCORP-RELATED RESERVES

WOODLAND HILLS, CA October 25, 1999...................As previously reported,
Zenith National Insurance Corp (NYSE: ZNT) recorded the fair values of certain of the assets and liabilities acquired from RISCORP on April 1, 1998 consistent with the values determined by the Neutral Auditor and the Neutral Actuary in the dispute resolution process associated with the determination of the purchase price for RISCORP. Zenith reported today that it has completed a review of the liabilities for unpaid losses and loss adjustment expenses in its Southeast Operations, which principally consists of the operations acquired from RISCORP. The review was conducted with assistance from independent actuarial consultants and took account of recent developments, including data through the third quarter of 1999.

As a result of the review, Zenith will record, in the third quarter of 1999, an increase in the estimated liabilities for unpaid losses and loss adjustment expenses acquired from RISCORP and certain other related adjustments. The increase results primarily from adjustments to the reserves for the years 1994 through 1997. As previously reported, Zenith purchased reinsurance protection for adverse loss development in connection with the RISCORP Acquisition. The provisions of SFAS 113 relating to accounting for retroactive reinsurance transactions require a substantial amount of the benefit associated with such reinsurance protection to be deferred and recognized in future periods. After the benefit of such reinsurance and of a previously reported settlement received in July, 1999 from RISCORP, these adjustments are expected to ultimately reduce net income and stockholders' equity by approximately $16.0 million after tax, or $0.93 per share, through approximately the year 2003. However, because of the deferral of the


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reinsurance benefit, the impact of these reserve adjustments on net income for the third quarter of 1999 is estimated to be a decrease of approximately $32.5 million after tax, or $1.89 per share. When the deferred reinsurance benefit is recognized over approximately the next four years, net income is expected to increase by approximately $16.5 million after tax.

As a result of continuing adverse operating trends in its Workers' Compensation business and its world-wide property catastrophe reinsurance business, Zenith expects to report an operating loss for the third quarter, excluding the impact of the foregoing RISCORP-related adjustments. The amount of such loss may be in the range of the second quarter of 1999 loss, but Zenith is unable to estimate it at this time. Zenith expects to report its results for the third quarter of 1999 on or about November 4, 1999.


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as EXPECT, ANTICIPATE, BELIEVE, or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing a reduction of investment income; (4) general economic and business conditions which are less favorable than expected; (5) unanticipated changes in industry trends; (6) adequacy of loss reserves; (7) catastrophic events; (8) ability to timely and accurately complete the Year 2000 conversion process; (9) impact of any failure of third parties with whom Zenith does business to be Year 2000 compliant; (10) uncertainties related to the RISCORP Acquisition, including (a) the ability of Zenith to integrate on a profitable basis the business acquired from RISCORP, (b) the value of transferred assets and transferred liabilities, and (c) the resolution of RISCORP's claim set forth in the Settlement Agreement that the Neutral Auditor and Neutral Actuary allegedly made an error in its determinations with respect to the purchase price for the RISCORP Acquisition;
(11) the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; and (12) other risks detailed from time to time in Zenith's reports and filings with the Securities and Exchange Commission.